Exhibit 99.1

AeroGrow Reports Strong First Quarter Results

•	Revenue up 14% to $2.5 million
•	Significant Retail and e-Commerce Distribution Increases Planned for Fall, 2017
•	New Products Planned for Fall, 2017 Launch

Boulder, CO - (August 14, 2017) - AeroGrow International, Inc. (OTCQB: AERO) (“AeroGrow” or the “Company”), which is the manufacturer and distributor of the world’s leading indoor gardening systems – the AeroGarden line of Smart Countertop Gardens  – announced results for its first quarter ended June 30, 2017.

For the quarter ended June 30, 2017 the Company recorded net revenue of $2.5 million, an increase of 14% over the same period in the prior year.  Loss from operations was $728K, compared to $653K in the prior year period.

“The strong consumer demand and retailer support that we have experienced over the past year has given us an outstanding start to our fiscal year.” said AeroGrow President & CEO J. Michael Wolfe.  “Sales were up 14%, led by continued gains in our e-commerce sales platforms.  Loss from operations came in slightly higher than last year as we increased our advertising-related expenditures and worked to improve our infrastructure, while adding a bit of personnel expense in support of anticipated significant growth later this year.  Overall, our operating expenses were up just 4% year-over-year as we continue to keep very tight control on our overhead.  Our cash position remained strong with over $8.2 million cash on hand as of June 30th and no debt.

“The real story of our first quarter, however, is not told on the income statement nor on the balance sheet.  It’s told in the excellent progress we made in building on the sell-thru success that we had last holiday season and working toward increasing our distribution and product offerings for the upcoming holiday 2017 selling season.  We have been focused on three key goals for this holiday season:  (1) increasing our presence on the web by expanding our programs at Amazon platforms worldwide and by adding several key new .com retailers, (2) increasing our retail distribution in terms of number of stores and partners, and (3) launching several innovative new products.

“Beginning later this fall, look for the AeroGarden to be available at not just Bed, Bath & Beyond, QVC and Sur La Table – where we had solid success last year – but also at many other proven retailers such as Macy’s, Kohl’s, Home Depot and others in the U.S.  We’ll also be in Hudson’s Bay and Canadian Tire Stores in Canada and will be expanding our presence on various Amazon platforms throughout Europe.  All of this will be in addition to growing our established programs on Amazon.com, Amazon.ca (Canada) and our own Direct Response business.

“As much progress as we made on the retail distribution front, I think we’ve matched it with our product development efforts.  In addition to expanding our line of highly successful Wi-Fi enabled AeroGardens, we’ll also be launching two exciting new products this fall:  (1) The AeroGarden Farm and (2) the first-ever AeroGarden designed exclusively for kids.  The Farm will be by far our most advanced indoor garden ever with 24 pods and automatically-adjustable 120 watt, 24 inch LED grow lights that offer our biggest and best growing experience yet.  While we’ll only “soft launch” the kids garden this fall, we think it represents a potentially huge market for us – especially when you think about the possibility of selling to parents, grandparents and even schools.  Look for these new products to be available early this fall.

“I’m also excited about the marketing programs that we’ve been putting together to help drive our sell-thru for this year, with an expanded television investment, a number of new digital and social initiatives, and many co-op programs that we’ll be driving in conjunction with our retail partners.   And we’ve also been working with our retail partners to expand our in-store season – with the goal being to stay on-shelf beyond just the holiday season. These marketing programs are also coming during a period with steady increases in interest in indoor gardening.  I think partly due to our advertising spends, the category seems to be gaining accelerated interest and awareness from consumers.

“Our upcoming Fall, Holiday and Spring selling seasons are poised to be the best ever in our Company’s history.  Increased retail distribution, innovative new products and dynamic marketing programs have a chance to be game changers for us.

“Returning to our Q1 results, we do have to acknowledge that we experienced some slippage in our Gross Margin, which was down 570 basis points year over year from 39% to just under 34%.  Most of this decline was due to the timing of a series of one-time costs that we incurred during the quarter related to certain isolated shipping and warehousing costs – which were difficult to absorb during what will be by far our lowest-revenue quarter of the year.  So while I’m not too worried about the margin decline in the quarter, I do want to point out that we may have some gross margin-related “headwinds” as the year unfolds namely related to channel shift (as we anticipate stronger sales into what have been traditionally lower-margin retail channels) and the fact that we have been encountering some cost increases throughout our Asian supply chain.  We’ve been able to offset many of these increases with other cost reductions and negotiations, but we do appear to be in a cycle of cost pressures from our Asian manufacturers. Constant margin improvement is one of our key focuses…so we’ve been redoubling our efforts to maintain our pattern of gross margin enhancements.

“We’re at an exciting inflection point in our Company’s history.  Building on the success we’ve achieved over the past few years - along with the increased distribution and enhanced product assortment that will be in place by this fall – this represents a very exciting time for AeroGrow.  I look forward to updating you with our progress.”

First Quarter Details

For the three months ended June 30, 2017, we reported $2.5 million of total revenue, an increase of 14.2%, or $307,000, relative to the same period in the prior year.  Retail sales increased by 2.8% to $974,000 during our seasonal low point of the year for in-store and on-line sales.  Direct-to-consumer sales increased 24.8%, to $1.4 million, reflecting a larger installed base of AeroGarden users, more visibility and continued momentum from our general advertising and marketing campaigns.

For the three months ended June 30, 2017, sales of AeroGarden units increased by 22.7% and seed pod kit and accessory sales increased by 6% over prior year period.  AeroGarden sales represented 67.1% of total revenue, as compared to 62.5% in the prior year period.  Sales of seed pod kits increased from 37,000 to 46,000 units, primarily as a result of the increased size of our active customer database as new customers who have entered the AeroGrow franchise.

For Fiscal 2018, the Company is continuing to invest in brand and category awareness campaigns aimed at our target consumers.  During the three months ended June 30, 2017, we incurred $267,000 of direct advertising expenses to support our direct-to-consumer and retail channels, a $15,000 or 5.4% year-over-year decrease.

Our gross margin for the three months ended June 30, 2017 was 33.4%, down from 39.1% in the prior year. These lower margins were impacted by customer and product mix, some one-time expenses related to establishing new customers, additional shipping costs for establishing certain international accounts and some minor inefficiencies in shipping replacement parts that adversely impacted margins. None of these one-time expenses are expected to continue.

In aggregate, our total operating expenses increased 3.6%, or $54,000, year-over-year, principally because we spent more in anticipation of future growth.

As a result of efforts to drive growth and increase sales combined with our lower gross margins during the quarter, our operating loss was $728,000 for the three months ended June 30, 2017, as compared to an operating loss of $653,000 in the prior year period.

Forward-Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements by J. Michael Wolfe and/or the Company, statements regarding growth of the AeroGarden product line, ability to raise capital, optimism related to the business, expanding sales, market acceptance of developments and enhancements to our product line, improved margins and profitability, and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company’s business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company’s products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the indoor garden market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company’s Securities and Exchange Commission (SEC) filings, including in “Item 1A Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2017. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

AEROGROW INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS

	June 30, 2017	March 31, 2017
(in thousands, except share and per share data)	(Unaudited)	(Derived from Audited Statements)
ASSETS
Current assets
Cash	$8,234	$8,804
Restricted cash	15	15
Accounts receivable, net of allowance for doubtful accounts of $10 and $20 at June 30, 2017 and March 31, 2017, respectively	1,246	2,484
Other receivables	176	258
Inventory, net	2,964	2,921
Prepaid expenses and other	1,145	511
Total current assets	13,780	14,993
Property and equipment and intangible assets, net of accumulated depreciation of $4,122 and $4,020 at June 30, 2017 and March 31, 2017, respectively	364	415
Other assets
Deposits	110	106
Total assets	$14,254	$15,514

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,969	$1,853
Accrued expenses	866	1,520
Customer deposits	85	106
Debt associated with sale of intellectual property	107	117
Total current liabilities	3,027	3,596
Long term liabilities
Capital lease liability	17	19
Total liabilities	3,044	3,615
Commitments and contingencies
Stockholders’ equity
Common stock, $.001 par value, 750,000,000 shares authorized, 33,477,287 and shares issued and outstanding at June 30, 2017 and March 31, 2017	33	33
Additional paid-in capital	138,757	138,757
Stock dividend to be distributed	2,014	2,595
Accumulated deficit	(129,594)	(129,486)
Total stockholders’ equity	11,210	11,899
Total liabilities and stockholders’ equity	$14,254	$15,514

AEROGROW INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended June 30,
	2017	2016
(in thousands, except per share data)
Net revenue	$2,462	$2,156
Cost of revenue	1,640	1,312
Gross profit	822	844

Operating expenses
Research and development	91	101
Sales and marketing	832	832
General and administrative	627	564
Total operating expenses	1,550	1,497

Loss from operations	(728)	(653)

Other income (expense), net
Fair value changes in derivative warrant liability	-	(446)
Other income (expense), net	39	(28)
Total other income (expense) income, net	39	(474)

Net loss	$(689)	$(1,127)
Change in fair value of stock to be distributed for Scotts Miracle-Gro transactions	581	(449)
Net loss attributable to common stockholders	$(108)	$(1,576)

Net loss per common share, basic and diluted	$(0.00)	$(0.20)

Weighted average number of common shares outstanding, basic and diluted	33,477	7,696

About AeroGrow International, Inc.
Headquartered in Boulder, Colorado, AeroGrow International, Inc. is the leader in the rapidly growing indoor gardening category. AeroGardens allow anyone to grow farmer’s market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. With an AeroGarden…you can grow anything! In April 2013, AeroGrow entered into a strategic partnership with Scotts Miracle-Gro to continue to expand the indoor gardening market. For more information, visit http://www.aerogrow.com.

Investor Relations:
Grey Gibbs
Senior Vice President of Finance and Accounting
grey@aerogrow.com
303-444-7755